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                                  Exhibit 11.1

                  Statement of Computation of Earnings Per Share
                      for the six months ended June 30, 1996
                                                                          Earnings Per Share
                                                                       Primary      Fully Diluted
                                                                 -------------      -------------
1. Proceeds upon exercise of options                             $  12,333,750      $  12,333,750
2. Proceeds upon conversion
    of preferred stock                                                     -        $  50,000,000
3. Proceeds upon conversion
    of promissory note                                                     -        $  12,925,976
3. Market price of shares
        Closing: 6/30/96                                         $         -        $       13.45
        Average: 4/1/96-6/30/96                                  $       13.34      $          -
4. Treasury shares that could be repurchased (Options)                 924,569            917,007
5. Option shares outstanding                                           862,500            862,500
6. Common stock equivalent shares (Excess                         antidilutive       antidilutive
    shares under option over Treasury
    shares that could be repurchased)
7. Treasury shares that could be repurchased (Preferred)                   -            3,717,472
8. Convertible preferred shares outstanding                                -            3,030,303
9. Common stock equivalent shares (Excess
    shares under convertible preferred over Treasury
    shares that could be repurchased)                                      -         antidilutive
7. Treasury shares that could be repurchased (Promissory note)             -              961,039
8. Convertible promissory note shares outstanding                                         903,914
9. Common stock equivalent shares (Excess
    shares under convertible promissory note over Treasury
    shares that could be repurchased)                                      -         antidilutive
10.Weighted average number of shares outstanding                    20,309,165         20,309,165
11.Net income for the period                                    $    8,857,000      $   8,857,000
12.Less: Dividends in arrears applicable to
    the preferred stock                                         $   (1,750,000)     $  (1,750,000)
    Plus: Interest expense on convertible note                  $          -        $          -
13.Net income applicable to common shares                       $    7,107,000      $   7,107,000
14.Income per share                                             $         0.35      $        0.35
15.Reported income per share                                    $         0.35      $        0.35
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